ING

JAMES A. SHUCHART
Counsel


January 3, 2006

U.S. Securities and Exchange Commission
100 F Street, NE
Room 1580
Washington, DC  20549

RE:      ING Life Insurance and Annuity Company
         Registration Statement on Form S-1
         Prospectus Title:  ING Multi-Rate Annuity
         File No. 333-________

Ladies and Gentlemen:

In my capacity as Counsel for ING Life Insurance and Annuity Company, a Connecticut domiciled corporation (the "Company), I have supervised the preparation of the registration statement for the Deferred Modified Guaranteed Annuity Contract ("Contract") to be filed by the Securities and Exchange Commission under the Securities Act of 1933, as amended.

I am of the following opinion:

1. The Company is a corporation duly organized and validly existing under the laws of the State of Connecticut.

2. The Company is authorized to issue Contracts in those states in which it is admitted and upon compliance with applicable local law.

3. The Contracts, when issued in accordance with the prospectus contained in the aforesaid registration statement and upon compliance with applicable local law, will be legal and binding obligations of the Company in accordance with their terms.

4. The interests in the Contracts will, when issued and sold in the manner described in the registration statement, be legal and binding obligations of the Company and will be legally and validly issued, fully paid, and non-assessable.

I consent to the filing of this opinion as an exhibit to the Registration Statement.

Sincerely,

/s/ James A. Shuchart
--------------------------------------
James A. Shuchart


1475 Dunwoody Drive                                         Tel:  610-425-3563
West Chester, PA  19380-1478                                Fax:  610-425-3520